Exhibit 99.1

Earnings Release and

Supplemental Financial and Operating Information

For the Three and Nine Months Ended

September 30, 2026

Earnings Release and Supplemental Financial and Operating Information

News Release

Contact: Katie Reinsmidt, Executive Vice President - Chief Operating Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES REPORTS THIRD QUARTER 2026 RESULTS AND RAISES FULL-YEAR GUIDANCE

Same-Center NOI Up 3.8%; Portfolio Occupancy Up 130 bps to 91.5%; Comparable Lease Spreads of 6.8%; Trailing Twelve-Month Same-Center Sales per Square Foot Up 3.6% to $463

CHATTANOOGA, Tenn. (November 5, 2026) – CBL Properties (NYSE: CBL) today announced results for the third quarter ended September 30, 2026. Results of operations as reported in the consolidated financial statements for these periods are prepared in accordance with GAAP. A description of each supplemental non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure is located at the end of this news release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income attributable to common shareholders	$0.37	$2.38	$3.31	$2.78
Funds from Operations ("FFO")	$1.05	$2.17	$5.76	$4.82
FFO, as adjusted (1)	$1.90	$1.55	$5.52	$4.94
(1)
For a reconciliation of FFO to FFO, as adjusted, for the periods presented, please refer to the footnotes to the Company’s reconciliation of net income (loss) attributable to common shareholders to FFO allocable to Operating Partnership common unitholders on page 9 of this news release.

KEY TAKEAWAYS:

•
Same-center NOI for Q3 2026 and the nine months ended September 30, 2026, increased 3.8% and 2.6%, respectively, compared with the prior-year periods. FFO, as adjusted, per share for Q3 2026 was $1.90, compared with $1.55 per share for the prior-year period, an increase of 23%. FFO, as adjusted, per share for the nine months ended September 30, 2026, was $5.52 compared with $4.94 per share for the prior-year period, an increase of 12%. Results for the quarter contributed to an increase in full-year 2026 guidance (see Outlook and Guidance).
•
More than 930,000 square feet of leases were signed in Q3 2026, including approximately 460,000 square feet of comparable new and renewal leases signed at a 6.8% increase in average gross rents versus prior rents.
•
Same-center tenant sales per square foot for the third quarter 2026 increased approximately 3.0% as compared with the prior-year period. Same-center tenant sales per square foot for the rolling 12 months ended September 30, 2026, of $463, increased 3.6% as compared with the prior-year period.
•
Portfolio occupancy was 91.5% as of September 30, 2026, an increase of 130 bps from portfolio occupancy of 90.2% as of September 30, 2025 and 110 bps sequentially. Mall occupancy increased 210 basis points year over year despite bankruptcy-related store closures of approximately 68,000 square feet, which reduced mall occupancy by nearly 50 basis points.
•
As of September 30, 2026, the Company had $366.7 million of unrestricted cash and marketable securities, including CBL's share of joint venture cash of $15.8 million.
•
On October 14, 2026, CBL's Board of Directors approved a dividend of $0.625 per common share for the fourth quarter of 2026, representing an annual dividend of $2.50 per share.
•
On November 4, 2026, CBL's Board of Directors authorized a stock repurchase program under which the Company may repurchase up to $25.0 million of its common stock.

"CBL delivered another quarter of excellent operating results, with third quarter same-center NOI growing by 3.8%,” said Stephen D. Lebovitz, Chief Executive Officer of CBL Properties. “As a result of our portfolio’s continued strong performance, we are raising both same-center NOI and FFO guidance for the second time this year. Growth was driven by embedded rent increases, rental increases in renewal leasing and higher occupancy. Same-center tenant sales per square foot rose 3.6% for the rolling twelve months to $463 as traffic continues to increase across our portfolio.

“Leasing demand remains high as our leasing team signed more than 930,000 square feet of new and renewal leases in the quarter, adding $4.6 million in net new annual rent. We are also seeing solid growth in rents as well with comparable lease spreads averaging an increase of 6.8%, including new leases coming in 34% above prior rents. Portfolio occupancy increased to 91.5%, up 130 basis points from a year ago and 110 basis points from the end of the second quarter.

“We are pleased to have closed on the $135.0 million refinancing of West County Center. The loan has a five-year term and removes the cash management sweep, unlocking more than $7.0 million of annual free cash flow. With nearly $1.0 billion in new financings completed year-to-date, we have no major maturities until 2028 and added over $45.0 million in annual free cash flow. We have also raised attractively priced capital, generating more than $101.3 million of gross proceeds at our share from asset sales year-to-date, including Hammock Landing, York Town Center and Old Hickory Mall, as well as the sale of land parcels at CoolSprings Galleria, Harford Mall and Friendly Center to multi-family developers for densification projects. While fourth quarter comparisons will reflect tax refunds and bad debt recoveries recognized in the prior-year period, our leasing momentum and disciplined approach to capital allocation position CBL to close the year well.

"Yesterday, our Board of Directors approved a new $25.0 million stock repurchase program, reflecting our view that the current share price does not reflect the value of our portfolio or the cash flow it is generating. Our priority is to allocate capital in the way that creates the most long-term value for shareholders. With a strengthened balance sheet and growing free cash flow, we have the flexibility to repurchase shares while continuing to pursue strategic investments."

Same-center Net Operating Income (“NOI”) (1):

	Three Months Ended September 30,
	2026	2025
Total Revenues	$144,000	$137,913
Total Expenses	$(47,795)	$(45,205)
Total portfolio same-center NOI	$96,205	$92,708
Total same-center NOI percentage change	3.8%

Estimate for uncollectable revenues (recovery)	$12	$1,891

(1)
CBL’s definition of same-center NOI excludes the impact of lease termination fees and certain non-cash items such as straight-line rents and reimbursements, write-offs of landlord inducements and net amortization of above and below market leases.

Same-center NOI for the third quarter 2026 increased $3.5 million. Rental revenue growth of $6.4 million was driven by higher occupancy and a $0.4 million increase in percentage rent. Total operating expense during the third quarter increased $2.6 million. The net increase was a result of $1.5 million higher maintenance and repair expense, and $1.5 million higher real estate taxes, primarily resulting from tax refunds in the prior-year period, partially offset by $0.4 million lower property operating expense. The estimate for uncollectable revenues favorably impacted the quarter by approximately $1.9 million.

	Nine Months Ended September 30,
	2026	2025
Total Revenues	$426,231	$416,780
Total Expenses	$(141,242)	$(139,146)
Total portfolio same-center NOI	$284,989	$277,634
Total same-center NOI percentage change	2.6%

Estimate for uncollectable revenues (recovery)	$2,255	$3,103

Same-center NOI for the nine months ended September 30, 2026, increased $7.4 million. A $1.4 million increase in percentage rents and higher rental revenue from occupancy improvements and contractual rent escalation contributed to the $9.5 million increase in rental revenues. Total operating expense increased $2.1 million during the current period. The increase reflected a $2.1 million increase in property operating expense and a $1.3 million increase in maintenance and repair expense, partially offset by $1.3 million lower real estate tax expense. The estimate for uncollectable revenues favorably impacted the current period by approximately $0.8 million.

PORTFOLIO OPERATIONAL RESULTS

Occupancy(1):

	As of September 30,
	2026	2025
Total portfolio	91.5%	90.2%
Malls, lifestyle centers and outlet centers:
Total malls	89.7%	87.6%
Total lifestyle centers	94.1%	93.3%
Total outlet centers	94.1%	92.0%
Total same-center malls, lifestyle centers and outlet centers	90.6%	90.4%
Open-air centers	94.3%	95.3%
All Other Properties	96.1%	91.0%

(1)
Occupancy for malls, lifestyle centers and outlet centers represents percentage of in-line gross leasable area under 20,000 square feet occupied. Occupancy for open-air centers represents percentage of gross leasable area occupied.

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet:

% Change in Average Gross Rent Per Square Foot:
	Three Months Ended September 30,	Nine Months Ended September 30,
	2026	2026
All Property Types	6.8%	7.3%
Stabilized Malls, Lifestyle Centers and Outlet Centers	5.3%	6.5%
New leases	27.0%	36.9%
Renewal leases	2.0%	2.0%
Open-air Centers	19.4%	18.0%

Same-Center Sales Per Square Foot for In-line Tenants 10,000 Square Feet or Less:

	Sales Per Square Foot for the Trailing Twelve Months Ended September 30,
	2026	2025	% Change
Malls, lifestyle centers and outlet centers same-center sales per square foot	$463	$447	3.6%

DIVIDEND

On October 14, 2026, CBL announced a cash dividend of $0.625 per common share for the quarter ending December 31, 2026. The dividend equates to an annual dividend payment of $2.50 per common share. The dividend is payable on December 31, 2026, to shareholders of record as of December 14, 2026.

DIVIDEND TAX ATTRIBUTES

As further described in the Equity section of CBL’s most recent Annual Report on Form 10-K, the five-year recognition period under Section 382 of the Internal Revenue Code that followed CBL’s emergence from bankruptcy expired on November 1, 2026. CBL’s ability to recognize certain tax deductions is no longer limited by the 2021 ownership change.

CBL now has flexibility to optimize its portfolio composition, monetize non-core assets, and return capital to shareholders more tax efficiently. In 2027, CBL may be able to use this flexibility by disposing of assets with large tax losses. Doing so could result in more favorable return of capital tax treatment for dividends, which defers taxation until a shareholder’s cost basis is recovered and offers tax advantages over ordinary REIT dividends that are typically taxed as ordinary income.

Future tax treatment and individual shareholder taxation are subject to changes in the Internal Revenue Code, the completion of asset sales with significant losses, and other factors that CBL cannot guarantee or predict with accuracy.

FINANCING ACTIVITY

Refinancing and Loan Modification Activity

Year-to-date, CBL has closed nearly $1.0 billion of new financings, addressing its 2026 loan maturities. The Company has no major maturities until 2028, when loans secured by three high-performing properties come due. As a result, CBL has no near-term refinancing risk, and has a long runway to focus on operations, capital recycling, and shareholder returns.

In October, CBL closed a $135.0 million refinancing of the mortgage loan secured by West County Center, a dominant regional mall located in St. Louis, MO. The new non-recourse loan replaces an existing $136.4 million loan that was scheduled to mature in December 2026. The new loan carries a five-year term with a fixed interest rate of 7.4%. The refinancing also removes the cash management sweep, unlocking more than $7.0 million of annual free cash flow. After repayment of the maturing loan and the release of existing escrow balances, CBL received approximately $2.0 million in net proceeds from the new financing.

In August, CBL and its joint venture partner closed on the extension and modification of the $30.7 million loan (at 100%) secured by The Outlet Shoppes at Laredo in Laredo, TX. At closing, the loan balance was reduced by $850,000 and the maturity extended through the end of November 2026. CBL and its joint venture partner are currently evaluating a range of options for the loan, including a potential refinancing or conveyance or a sale of the property.

In May, CBL closed a $71.9 million non‑recourse loan secured by Hamilton Place in Chattanooga, TN. The five‑year loan bears a fixed interest rate of 6.8% and replaces the property’s existing $85.5 million loan, which was scheduled to mature in June.

In May, CBL also completed the refinancing of Fayette Mall, a dominant super-regional enclosed mall located in Lexington, KY. The financing replaces the existing $98.6 million loan with a new $97.5 million, five‑year non-recourse CMBS loan with a fixed interest rate of approximately 7.25%. The new loan’s more favorable amortization structure results in approximately $5.0 million in additional estimated annual cash flow to CBL.

In April, CBL closed on a $43.0 million non-recourse loan secured by Northwoods Mall in N. Charleston, SC. The new five-year loan bears a fixed interest rate of 9.1%. Proceeds from the loan, as well as approximately $7.5 million of existing escrows, were used to retire the existing $46.8 million loan secured by the property, which was scheduled to mature in April. Under the prior loan, cash flows have been swept by the lender since April 2021. The refinancing released over $3.0 million of previously restricted estimated annual cash flow.

Additionally in April, CBL and its joint venture partner closed on a $6.6 million ($3.3 million at CBL's share) non-recourse, five-year loan secured by Dick's Sporting Goods at Coastal Grand Mall.

In March, CBL refinanced its existing $634.0 million term loan through two transactions including a $425.0 million non-recourse financing secured by a pool of primarily mall properties and a $176.1 million floating-rate bank loan primarily secured by a pool of open-air lifestyle centers. The financing resulted in an increase in estimated annual free cash flow of more than $30.0 million.

Other Financing Activity

Six non-recourse loans aggregating approximately $266.7 million (at CBL's share) are in the process of being resolved through lender-directed sale, foreclosure or conveyance. Once completed, these transactions will eliminate the associated debt and simplify CBL’s portfolio and balance sheet.

In May, The Outlet Shoppes at Gettysburg in Gettysburg, PA, was placed into receivership. CBL is cooperating with the lender to facilitate a foreclosure of the asset, which is secured by a $9.7 million non-recourse loan (at CBL's share).

In February, Jefferson Mall in Louisville, KY, was placed into receivership and was deconsolidated due to the loss of control. CBL is cooperating with the lender to facilitate a foreclosure of the asset, which is secured by a $48.6 million non-recourse loan.

In July 2025, Southpark Mall in Colonial Heights, VA, was placed into receivership and was deconsolidated due to the loss of control. CBL is cooperating with the lender to facilitate a foreclosure of the asset, which is secured by a $48.3 million non-recourse loan.

CBL is in discussions with the lenders for Arbor Place Mall in Douglasville, GA ($81.6 million), Parkdale Mall and Crossing in Beaumont, TX ($46.8 million), and Volusia Mall in Daytona Beach, FL ($31.7 million), and intends to cooperate with the sale, foreclosure or conveyance of the properties in satisfaction of the debt. As part of these discussions, in October, CBL closed on a modification of the loan secured by Volusia Mall in Daytona Beach, FL, extending its maturity to January 2027.

TRANSACTION ACTIVITY

Year-to-date, CBL has generated gross sales proceeds at CBL’s share of more than $101.3 million, including the sale of Hammock Landing in May, the August sale of York Town Center in York, PA, and the sale of Old Hickory Mall in Jackson, TN, in early November. CBL has also completed the sale of ten land parcels and other outparcels. In addition, CBL is under firm contract to sell Eastland Mall in Bloomington, IL, for $11.3 million. The buyer’s deposit is non-refundable, and the sale is expected to close in November, subject to customary closing conditions.

Both Old Hickory Mall and Eastland Mall generate minimal NOI, and their sales, along with the sales of ten land parcels, are consistent with CBL’s ongoing strategy of unlocking value from land, open-air and other assets. By exiting non-core assets that contribute little to earnings, CBL is improving the overall quality of its portfolio and generating cash to redeploy into higher-yielding opportunities.

STOCK REPURCHASE PROGRAM

On November 4, 2026, CBL's Board of Directors authorized a stock repurchase program under which the Company may repurchase up to $25.0 million of its common stock.

OUTLOOK AND GUIDANCE

CBL is increasing FFO, as adjusted, guidance for 2026 to the range of $7.34 - $7.44 per share. Management now anticipates same-center NOI for full-year 2026 in the range of 0.75% to 2.25%. Volusia Mall has been removed from the same-center pool, reflecting CBL's cooperation with the lender on a sale, foreclosure or conveyance of the property.

	Low	High
2026 Net Income (in millions)	$112.1	$115.2
2026 FFO, as adjusted (in millions)	$226.7	$229.8
2026 WA Share Count	30.9	30.9
2026 FFO, as adjusted, per share	$7.34	$7.44
2026 Same-Center NOI ("SC NOI") (in millions) (1)	$386.3	$392.1
2026 change in same-center NOI	0.75%	2.25%

Reconciliation of GAAP Earnings Per Share to 2026 FFO, as Adjusted, Per Share:

	Low	High
Expected diluted earnings per common share	$3.63	$3.73
Incremental earnings allocable to unvested restricted stock for FFO	(0.06)	(0.06)
Depreciation and amortization	5.03	5.03
Gain on depreciable property	(1.30)	(1.30)
Expected FFO, per diluted, fully converted common share	7.30	7.40
Debt discount accretion, net of noncontrolling interests' share	0.60	0.60
Adjustment for unconsolidated affiliates with negative investment	0.05	0.05
Non-cash interest expense	0.87	0.87
Excess proceeds from CID	(0.15)	(0.15)
Gain on deconsolidation	(1.33)	(1.33)
Expected FFO, as adjusted, per diluted, fully converted common share	$7.34	$7.44

Reconciliation of Net Income to SC NOI (in millions):

	Low	High
Net income (loss)	$112.1	$115.2
Adjustments (1):
Depreciation and amortization	155.7	155.7
Gain on sales of depreciable property	(40.1)	(40.1)
Adjustments for unconsolidated affiliates(2)	7.9	7.9
Non-comparable property NOI	(63.0)	(63.0)
Other (income) expenses, net(3)	158.9	158.9
Non-property (income) expenses, net(4)	51.5	54.2
Earnings allocable to unvested restricted stock in net income (loss)	3.3	3.3
Total Same-Center NOI	$386.3	$392.1

(1) Adjustments are based on our Operating Partnership’s pro rata ownership share, including our share of unconsolidated affiliates and excluding noncontrolling interests’ share of consolidated properties

(2) GAAP adjustments for unconsolidated affiliates, including those with negative investment.

(3) Property-level (income) expenses, net, that are not included in NOI, including but not limited to, interest expense, gains on sales of non-depreciable real estate assets, straight-line rent and above- and below-market lease amortization.

(4) Non-property (income) expenses, net, that are not included in NOI, including but not limited to, fee income and general and administrative expenses.

2026 Estimate of Capital Items (in millions):

	Low	High
2026 Estimated maintenance capital/tenant allowances (1)	$55.0	$65.0
2026 Estimated development/redevelopment expenditures	5.0	7.0
2026 Estimated principal amortization (including est. term loan ECF)	58.0	63.0
Total Estimate	$118.0	$135.0

(1) Excludes amounts related to properties which have 100% of the cash flows from such properties restricted under the terms of the respective loan agreements as further described on page 19 of the Financial Supplement.

ABOUT CBL PROPERTIES

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 85 properties totaling 54.8 million square feet across 23 states, including 54 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 20 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used non-GAAP measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of depreciable operating properties and impairment losses of depreciable properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. We define FFO as defined above by NAREIT. The Company’s method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company believes FFO allocable to Operating Partnership common unitholders is a useful performance measure since it conducts substantially all of its business through its Operating Partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the Operating Partnership.

In the reconciliation of net income (loss) attributable to the Company’s common shareholders to FFO allocable to Operating Partnership common unitholders, located in this earnings release, the Company makes an adjustment to add back noncontrolling interest in income (loss) of its Operating Partnership in order to arrive at FFO of the Operating Partnership common unitholders.

FFO does not represent cash flows from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

The Company believes that it is important to identify the impact of certain significant items on its FFO measures for a reader to have a complete understanding of the Company’s results of operations. Therefore, the Company has also presented adjusted FFO measures excluding these items from the applicable periods. Please refer to the reconciliation of net income (loss) attributable to common shareholders to FFO allocable to Operating Partnership common unitholders on page 9 of this news release for a description of these adjustments.

Same-center Net Operating Income

NOI is a supplemental non-GAAP measure of the operating performance of the Company’s shopping centers and other properties. The Company defines NOI as property operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

The Company computes NOI based on the Operating Partnership’s pro rata share of both consolidated and unconsolidated properties. The Company believes that presenting NOI and same-center NOI (described below) based on its Operating Partnership’s pro rata share of both consolidated and unconsolidated properties is useful since the Company conducts substantially all of its business through its Operating Partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the Operating Partnership. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's calculation of NOI may not be comparable to that of other companies.

Since NOI includes only those revenues and expenses related to the operations of the Company’s shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates, sales at the malls and operating costs and the impact of those trends on the Company’s results of operations. The Company’s calculation of same-center NOI excludes lease termination income, straight-line rent adjustments, amortization of above and below market lease intangibles and write-off of landlord inducement assets in order to enhance the comparability of results from one period to another. A reconciliation of same-center NOI to net income (loss) is located at the end of this earnings release.

Pro Rata Share of Debt

The Company presents debt based on the carrying value of its pro rata ownership share (including the carrying value of the Company’s pro rata share of unconsolidated affiliates and excluding noncontrolling interests’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity. A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s condensed consolidated balance sheet is located at the end of this earnings release.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K, and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
REVENUES:
Rental revenues	$143,865	$134,786	$427,252	$408,599
Management, development and leasing fees	1,599	1,226	4,367	3,900
Other	3,233	3,268	9,525	9,454
Total revenues	148,697	139,280	441,144	421,953
EXPENSES:
Property operating	(27,341)	(27,383)	(81,371)	(76,844)
Depreciation and amortization	(35,084)	(39,900)	(109,465)	(125,143)
Real estate taxes	(14,730)	(12,970)	(42,851)	(43,728)
Maintenance and repairs	(11,375)	(9,594)	(34,549)	(33,432)
General and administrative	(14,204)	(17,787)	(47,573)	(53,682)
Loss on impairment	—	(1,736)	—	(3,193)
Other	—	(45)	30	(75)
Total expenses	(102,734)	(109,415)	(315,779)	(336,097)
OTHER INCOME (EXPENSES):
Interest and other income	8,400	3,247	14,849	9,879
Interest expense	(66,127)	(44,779)	(148,742)	(132,963)
Loss on extinguishment of debt	—	—	—	(217)
(Loss) gain on deconsolidation	(107)	33,851	41,152	33,851
Gain on sales of real estate assets	5,394	51,228	20,429	74,099
Income tax benefit (provision)	1,076	(48)	1,664	54
Equity in earnings of unconsolidated affiliates	17,246	1,696	49,834	15,046
Total other income (expenses), net	(34,118)	45,195	(20,814)	(251)
Net income	11,845	75,060	104,551	85,605
Net (income) loss attributable to noncontrolling interests in:
Operating Partnership	(8)	—	(24)	(8)
Other consolidated subsidiaries	(44)	368	197	1,379
Net income attributable to the Company	11,793	75,428	104,724	86,976
Earnings allocable to unvested restricted stock	(448)	(1,161)	(2,441)	(1,345)
Net income attributable to common shareholders	$11,345	$74,267	$102,283	$85,631
Basic and diluted per share data attributable to common shareholders:
Basic earnings per share	$0.38	$2.44	$3.39	$2.81
Diluted earnings per share	0.37	2.38	3.31	2.78
Weighted-average basic shares	30,222	30,406	30,209	30,427
Weighted-average diluted shares	30,998	31,313	30,870	30,851

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

The Company's reconciliation of net income attributable to common shareholders to FFO allocable to Operating Partnership common unitholders is as follows:

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income attributable to common shareholders	$11,345	$74,267	$102,283	$85,631
Noncontrolling interest in income of Operating Partnership	8	—	24	8
Earnings allocable to unvested restricted stock	(327)	318	(1,757)	(984)
Depreciation and amortization expense of:
Consolidated properties	35,084	39,900	109,465	125,143
Unconsolidated affiliates	3,093	3,167	9,348	9,855
Non-real estate assets	(217)	(248)	(657)	(742)
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(273)	(385)	(948)	(1,190)
Loss on impairment, including our share of unconsolidated affiliates, net of taxes	91	1,736	91	3,496
Gain on depreciable property, including our share of unconsolidated affiliates, net of taxes	(16,113)	(50,936)	(40,126)	(72,642)
FFO allocable to Operating Partnership common unitholders	32,691	67,819	177,723	148,575
Debt discount accretion, including our share of unconsolidated affiliates and net of noncontrolling interests' share (1)	4,057	9,180	14,879	27,584
Adjustment for unconsolidated affiliates with negative investment (2)	1,279	6,817	(3,386)	10,453
Excess proceeds from CID (3)	(4,631)	—	(4,631)	—
Non-cash default interest expense (4)	25,342	(1,326)	26,931	(446)
Loss (gain) on deconsolidation (5)	107	(33,851)	(41,152)	(33,851)
Loss on extinguishment of debt (6)	—	—	—	217
FFO allocable to Operating Partnership common unitholders, as adjusted	$58,845	$48,639	$170,364	$152,532
FFO per diluted share	$1.05	$2.17	$5.76	$4.82
FFO, as adjusted, per diluted share	$1.90	$1.55	$5.52	$4.94
Weighted-average common and potential dilutive common units outstanding	31,003	31,319	30,876	30,856
(1)
In conjunction with the acquisition of the Company's partners' 50% joint venture interests in CoolSprings Galleria, Oak Park Mall and West County Center and the implementation of fresh start accounting upon emergence from bankruptcy, the Company recognized debt discounts equal to the difference between the outstanding balance of mortgage notes payable and the estimated fair value of such mortgage notes payable. The debt discounts are accreted as additional interest expense over the terms of the respective mortgage notes payable using the effective interest method.
(2)
Represents the Company’s share of the earnings (losses) before depreciation and amortization expense of unconsolidated affiliates where the Company is recognizing equity in earnings (losses) on a cash basis because its investment in the unconsolidated affiliate is below zero.
(3)
During the three and nine months ended September 30, 2026, the Company received excess proceeds at one of our properties related to bonds issued by the community improvement district ("CID") where the property is located.
(4)
The three and nine months ended September 30, 2026 include non-cash default interest on loans past their maturity date, including one loan for which non-cash default interest expense was retroactive to November 1, 2020. The three and nine months ended September 30, 2025 include non-cash default interest on a loan past its maturity date and the reversal of previously accrued non-cash default interest. The accrued non-cash default interest is expected to be resolved when the respective property is either sold or conveyed to the lender in satisfaction of the debt.
(5)
During the nine months ended September 30, 2026, the Company deconsolidated The Outlet Shoppes at Gettysburg and Jefferson Mall due to a loss of control when these properties were placed into receivership in connection with the foreclosure process. During the three and nine months ended September 30, 2025, the Company deconsolidated Southpark Mall due to a loss of control when the property was placed into receivership in connection with the foreclosure process.
(6)
During the nine months ended September 30, 2025, the Company made a partial paydown on the 2032 non-recourse bank loan and recognized loss on extinguishment of debt related to a prepayment fee.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Diluted EPS attributable to common shareholders	$0.37	$2.38	$3.31	$2.78
Add amounts per share included in FFO:
Earnings allocable to unvested restricted stock	(0.02)	0.01	(0.05)	(0.03)
Eliminate amounts per share excluded from FFO:
Depreciation and amortization expense, including amounts from consolidated properties, unconsolidated affiliates, non-real estate assets and excluding amounts allocated to noncontrolling interests	1.22	1.35	3.80	4.31
Loss on impairment, including our share of unconsolidated affiliates, net of taxes	—	0.06	—	0.11
Gain on depreciable property, including our share of unconsolidated affiliates, net of taxes	(0.52)	(1.63)	(1.30)	(2.35)
FFO per diluted share	$1.05	$2.17	$5.76	$4.82

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
SUPPLEMENTAL FFO INFORMATION:
Lease termination fees (1)	$59	$394	$533	$1,795

Straight-line rental income adjustment (1)	$1,092	$(290)	$2,082	$141

Gain on outparcel sales, net of taxes	$6	$293	$3,152	$3,013

Net amortization of acquired above- and below-market leases (1)	$(3,240)	$(4,210)	$(8,865)	$(10,746)

Income tax benefit (provision)	$1,076	$(48)	$1,664	$54

Abandoned projects expense	$—	$—	$—	$(27)

Interest capitalized	$95	$142	$328	$392

Estimate of uncollectable revenues	$(31)	$(3,142)	$(2,616)	$(4,695)

			As of September 30,
			2026	2025
Straight-line rent receivable			$26,887	$23,822

(1)
The current-year presentation is based on effective ownership percentages in certain unconsolidated joint ventures while the prior-year period was based on stated ownership percentages. The difference between the effective ownership and stated ownership percentages is due to differences in capital contributions between joint venture partners and related preferred returns.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Same-center Net Operating Income

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$11,845	$75,060	$104,551	$85,605
Adjustments:
Depreciation and amortization	35,084	39,900	109,465	125,143
Depreciation and amortization from unconsolidated affiliates	3,093	3,167	9,348	9,855
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(273)	(385)	(948)	(1,190)
Interest expense	66,127	44,779	148,742	132,963
Interest expense from unconsolidated affiliates	5,875	5,879	18,360	20,570
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(459)	(994)	(1,927)	(3,106)
Abandoned projects expense	—	—	—	27
Gain on sales of real estate assets	(5,394)	(51,228)	(20,429)	(74,099)
Gain on sales of real estate assets of unconsolidated affiliates	(10,729)	—	(22,859)	(1,867)
Adjustment for unconsolidated affiliates with negative investment	1,279	6,817	(3,386)	10,453
Loss on extinguishment of debt	—	—	—	217
Loss (gain) on deconsolidation	107	(33,851)	(41,152)	(33,851)
Loss on impairment, including our share of unconsolidated affiliates	91	1,736	91	3,875
Income tax (benefit) provision	(1,076)	48	(1,664)	(54)
Lease termination fees (1)	(59)	(394)	(533)	(1,795)
Straight-line rent and above- and below-market lease amortization (1)	2,148	4,500	6,783	10,605
Net (income) loss attributable to noncontrolling interests in other consolidated subsidiaries	(44)	368	197	1,379
General and administrative expenses	14,204	17,787	47,573	53,682
Management fees and non-property level revenues (1)	(9,256)	(2,905)	(16,769)	(11,724)
Operating Partnership's share of property NOI (1)	112,563	110,284	335,443	326,688
Non-comparable NOI (1)	(16,358)	(17,576)	(50,454)	(49,054)
Total same-center NOI (2)	$96,205	$92,708	$284,989	$277,634
Total same-center NOI percentage change	3.8%		2.6%
(1)
The Company has reclassified amounts from management fees and non-property level revenues to the identified line items to conform to the current-year presentation. The current-year presentation is based on effective ownership percentages in certain unconsolidated joint ventures while the prior-year period was based on stated ownership percentages. The difference between the effective ownership and stated ownership percentages is due to differences in capital contributions between joint venture partners and related preferred returns.
(2)
CBL defines NOI as property operating revenues (rental revenues, tenant reimbursements and other income), less property operating expenses (property operating, real estate taxes and maintenance and repairs). NOI excludes lease termination income, straight-line rent adjustments, amortization of above and below market lease intangibles and write-offs of landlord inducement assets. We include a property in our same-center pool when we own all or a portion of the property as of September 30, 2026, and we owned it and it was in operation for both the entire preceding calendar year and the current year-to-date reporting period ending September 30, 2026. New properties are excluded from same-center NOI, until they meet these criteria. Properties excluded from the same-center pool that would otherwise meet these criteria are properties which are under major redevelopment or being considered for repositioning, where we intend to renegotiate the terms of the debt secured by the related property or return the property to the lender. The Company calculates same-center NOI based on stated ownership percentages.

Same-center Net Operating Income

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Malls	$65,625	$63,449	$194,520	$190,758
Outlet centers	5,548	5,129	15,886	15,176
Lifestyle centers	9,609	9,365	28,728	27,088
Open-air centers	9,596	9,149	28,826	27,945
Outparcels and other	5,827	5,616	17,029	16,667
Total same-center NOI	$96,205	$92,708	$284,989	$277,634
Percentage Change:
Malls	3.4%		2.0%
Outlet centers	8.2%		4.7%
Lifestyle centers	2.6%		6.1%
Open-air centers	4.9%		3.2%
Outparcels and other	3.8%		2.2%
Total same-center NOI	3.8%		2.6%

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Company's Share of Consolidated and Unconsolidated Debt

(Dollars in thousands)

	As of September 30, 2026
	Fixed Rate	Variable Rate	Total Debt	Unamortized Deferred Financing Costs	Unamortized Debt Discounts (1)	Total, net
Consolidated debt	$1,832,757	$277,580	$2,110,337	$(28,191)	$(56,696)	$2,025,450
Noncontrolling interests' share of consolidated debt	(12,619)	(10,257)	(22,876)	193	—	(22,683)
Company's share of unconsolidated affiliates' debt	300,729	9,148	309,877	(2,195)	—	307,682
Other debt (2)	106,636	—	106,636	—	—	106,636
Company's share of consolidated, unconsolidated and other debt	$2,227,503	$276,471	$2,503,974	$(30,193)	$(56,696)	$2,417,085
Weighted-average interest rate	6.28%	7.72%	6.44%

	As of September 30, 2025
	Fixed Rate	Variable Rate	Total Debt	Unamortized Deferred Financing Costs	Unamortized Debt Discounts (1)	Total, net
Consolidated debt	$1,512,637	$761,084	$2,273,721	$(10,008)	$(82,852)	$2,180,861
Noncontrolling interests' share of consolidated debt	(23,964)	(11,053)	(35,017)	99	405	(34,513)
Company's share of unconsolidated affiliates' debt	383,190	9,212	392,402	(3,273)	—	389,129
Other debt (2)	48,271	—	48,271	—	—	48,271
Company's share of consolidated, unconsolidated and other debt	$1,920,134	$759,243	$2,679,377	$(13,182)	$(82,447)	$2,583,748
Weighted-average interest rate	5.47%	7.29%	5.99%
(1)
In conjunction with the acquisition of the Company's partners' 50% joint venture interests in CoolSprings Galleria, Oak Park Mall and West County Center and the implementation of fresh start accounting upon emergence from bankruptcy, the Company recognized debt discounts equal to the difference between the outstanding balance of mortgage notes payable and the estimated fair value of such mortgage notes payable. The debt discounts are accreted as additional interest expense over the terms of the respective mortgage notes payable using the effective interest method. The Company recognized the debt discounts associated with the acquisition of its partner's 50% joint venture interests in CoolSprings Galleria, Oak Park Mall and West County Center in December 2024.
(2)
Includes the outstanding loan balances of three deconsolidated properties, Jefferson Mall, The Outlet Shoppes at Gettysburg and Southpark Mall, due to a loss of control when the properties were placed into receivership in connection with the foreclosure processes.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Consolidated Balance Sheets

(Unaudited; in thousands, except share data)

	September 30,	December 31,
	2026	2025
ASSETS
Real estate assets:
Land	$597,736	$601,553
Buildings and improvements	1,659,865	1,619,988
	2,257,601	2,221,541
Accumulated depreciation	(408,254)	(355,900)
	1,849,347	1,865,641
Held-for-sale	7,451	—
Developments in progress	10,324	10,533
Net investment in real estate assets	1,867,122	1,876,174
Cash and cash equivalents	60,955	42,287
Restricted cash	102,750	110,665
Available-for-sale securities - at fair value (amortized cost of $290,311 and $292,646 as of September 30, 2026 and December 31, 2025, respectively)	289,937	293,087
Receivables:
Tenant	43,288	46,489
Other	1,565	1,562
Investments in unconsolidated affiliates	74,629	85,941
In-place leases, net	111,586	144,046
Intangible lease assets and other assets	108,986	128,848
	$2,660,818	$2,729,099
LIABILITIES AND EQUITY
Mortgage and other indebtedness, net	$2,025,450	$2,170,785
Accounts payable and accrued liabilities	217,579	193,640
Total liabilities	2,243,029	2,364,425
Shareholders' equity:
Common stock, $.001 par value, 200,000,000 shares authorized, 30,940,789 and 30,322,052 issued and outstanding as of September 30, 2026 and December 31, 2025, respectively (in each case, excluding 34 treasury shares)	31	30
Additional paid-in capital	688,572	687,424
Accumulated other comprehensive (loss) income	(161)	443
Accumulated deficit	(266,256)	(312,961)
Total shareholders' equity	422,186	374,936
Noncontrolling interests	(4,397)	(10,262)
Total equity	417,789	364,674
	$2,660,818	$2,729,099

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Condensed Combined Financial Statements - Unconsolidated Affiliates

(Unaudited; in thousands)

	September 30, 2026	December 31, 2025
ASSETS:
Investment in real estate assets	$1,147,113	$1,255,163
Accumulated depreciation	(546,587)	(574,364)
	600,526	680,799
Developments in progress	1,213	1,315
Net investment in real estate assets	601,739	682,114
Other assets	116,693	135,138
Total assets	$718,432	$817,252
LIABILITIES:
Mortgage and other indebtedness, net	$697,999	$715,013
Other liabilities	35,953	23,468
Total liabilities	733,952	738,481
OWNERS' EQUITY:
The Company	57,912	78,016
Other investors	(73,432)	755
Total owners' equity	(15,520)	78,771
Total liabilities and owners’ equity	$718,432	$817,252

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total revenues	$46,920	$45,121	$139,621	$133,959
Depreciation and amortization	(10,284)	(11,149)	(31,606)	(33,140)
Operating expenses	(16,113)	(13,479)	(45,817)	(40,052)
Interest and other income	295	633	1,231	1,879
Interest expense	(12,518)	(9,525)	(39,645)	(33,895)
Gain on extinguishment of debt	—	—	—	32,494
Loss on impairment	(182)	(1,363)	(182)	(1,363)
Gain on sales of real estate assets	26,370	—	50,907	2,902
Net income	$34,488	$10,238	$74,509	$62,784

	Company's Share for the Period		Company's Share for the Period
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total revenues	$23,794	$25,230	$72,364	$75,276
Depreciation and amortization	(4,911)	(5,766)	(15,050)	(17,904)
Operating expenses	(7,148)	(7,371)	(21,778)	(21,675)
Interest and other income	209	383	802	1,139
Interest expense	(5,875)	(5,879)	(18,360)	(20,570)
Negative investment adjustment	539	(4,219)	9,088	(2,405)
Loss on impairment	(91)	(682)	(91)	(682)
Gain on sales of real estate assets	10,729	—	22,859	1,867
Net income	$17,246	$1,696	$49,834	$15,046

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

EBITDA for real estate ("EBITDAre") is a non-GAAP financial measure which NAREIT defines as net income (loss) (computed in accordance with GAAP), plus interest expense, income tax expense, depreciation and amortization, gains on the dispositions and deconsolidations of depreciable property, and adjustments to reflect the Company's share of EBITDAre from unconsolidated affiliates. The Company also calculates Adjusted EBITDAre to exclude the non-controlling interest in EBITDAre of consolidated entities, losses on extinguishment of debt and adjustments related to unconsolidated affiliates.

The Company presents the ratio of Adjusted EBITDAre to interest expense because the Company believes that the Adjusted EBITDAre to interest coverage ratio, along with cash flows from operating activities, investing activities and financing activities, provides investors an additional indicator of the Company's ability to incur and service debt. Adjusted EBITDAre excludes items that are not a normal result of operations which assists the Company and investors in distinguishing changes related to the growth or decline of operations at our properties. EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to similar measures calculated by other companies. This non-GAAP measure should not be considered as an alternative to net income (loss), cash from operating activities or any other measure calculated in accordance with GAAP. Pro rata amounts listed below are calculated using the Company's effective ownership percentage in the respective joint venture and any other applicable terms.

Ratio of Adjusted EBITDAre to Interest Expense

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$11,845	$75,060	$104,551	$85,605
Depreciation and amortization	35,084	39,900	109,465	125,143
Depreciation and amortization from unconsolidated affiliates	3,093	3,167	9,348	9,855
Interest expense	66,127	44,779	148,742	132,963
Interest expense from unconsolidated affiliates	5,875	5,879	18,360	20,570
Income taxes	(1,076)	48	(1,664)	(54)
Loss on impairment, including our share of unconsolidated affiliates	91	1,736	91	3,193
Gain on depreciable property	(16,113)	(50,936)	(40,126)	(72,468)
Gain on deconsolidation	107	(33,851)	(41,152)	(33,851)
EBITDAre (1)	105,033	85,782	307,615	270,956
Loss on extinguishment of debt	—	—	—	217
Abandoned projects expense	—	—	—	27
Adjustment for unconsolidated affiliates with negative investment	1,279	6,817	(3,386)	10,453
Net (income) loss attributable to noncontrolling interests in other consolidated subsidiaries	(44)	368	197	1,379
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(273)	(385)	(948)	(1,190)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(459)	(994)	(1,927)	(3,106)
Company's share of Adjusted EBITDAre	$105,536	$91,588	$301,551	$278,736
(1)
Includes $10 and $292 for the three months ended September 30, 2026 and 2025, respectively, related to sales of non-depreciable real estate assets. Includes $3,162 and $3,498 for the nine months ended September 30, 2026 and 2025, respectively, related to sales of non-depreciable real estate assets.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026		2025		2026		2025

Interest Expense:
Interest expense	$66,127		$44,779		$148,742		$132,963
Interest expense from unconsolidated affiliates	5,875		5,879		18,360		20,570
Debt discount accretion, including our share of unconsolidated affiliates and net of noncontrolling interests' share	(4,057)		(9,180)		(14,879)		(27,584)
Non-cash default interest expense	(25,342)		1,326		(26,931)		446
Noncontrolling interests' share of interest expense in other consolidated subsidiaries, excluding noncontrolling interests' share of debt discount accretion	(459)		(527)		(1,677)		(1,709)
Company's share of interest expense (1)	$42,144		$42,277		$123,615		$124,686
Ratio of Adjusted EBITDAre to Interest Expense	2.5	x	2.2	x	2.4	x	2.2	x
(1)
The prior period has been adjusted to exclude default interest so that it conforms with the current period presentation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Company's share of Adjusted EBITDAre	$105,536	$91,588	$301,551	$278,736
Interest expense	(66,127)	(44,779)	(148,742)	(132,963)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	459	994	1,927	3,106
Income taxes	1,076	(48)	1,664	54
Net amortization of deferred financing costs, discounts on available-for-sale securities and debt discounts	3,746	7,928	15,519	23,455
Net amortization of intangible lease assets and liabilities	3,079	4,176	8,434	10,522
Depreciation and interest expense from unconsolidated affiliates	(8,968)	(9,046)	(27,708)	(30,425)
Adjustment for unconsolidated affiliates with negative investment	(1,279)	(6,817)	3,386	(10,453)
Loss on impairment, including our share of unconsolidated affiliates	(91)	—	(91)	—
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	273	385	948	1,190
Net income (loss) attributable to noncontrolling interests in other consolidated subsidiaries	44	(368)	(197)	(1,379)
Gain on depreciable property from unconsolidated affiliates	10,712	—	22,819	—
Loss (gain) on outparcel sales	7	(292)	(3,122)	(1,631)
(Gain) loss on insurance proceeds	(528)	79	(612)	79
Equity in earnings of unconsolidated affiliates	(17,246)	(1,696)	(49,834)	(15,046)
Distributions of earnings from unconsolidated affiliates	22,566	4,656	44,097	13,547
Share-based compensation expense	2,516	4,306	7,376	12,585
Change in estimate of uncollectable revenues	(185)	2,465	2,516	3,507
Deferred income tax (benefit) provision	(4,379)	(1,252)	(2,659)	275
Changes in operating assets and liabilities	39,908	17,294	47,035	14,361
Cash flows provided by operating activities	$91,119	$69,573	$224,307	$169,520

Components of Consolidated Rental Revenues

The Company believes the following summary is useful to users of its consolidated financial statements because it provides more detail regarding the components of rental revenues in the consolidated financial statements and trends in these components for the periods shown.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Minimum rents	$106,505	$101,958	$317,636	$304,362
Percentage rents	3,340	3,210	10,786	9,489
Other rents	2,192	2,048	6,744	6,422
Tenant reimbursements	31,983	29,763	94,540	91,451
Estimate of uncollectable amounts	(155)	(2,193)	(2,454)	(3,125)
Total rental revenues	$143,865	$134,786	$427,252	$408,599

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Schedule of Mortgage and Other Indebtedness

(Dollars in thousands)

Property	Location	Original Maturity Date	Optional Extended Maturity Date	Interest Rate	Balance as of September 30, 2026 (1)	Balance
						Fixed	Variable
Operating Properties:
Parkdale Mall & Crossing (2)	Beaumont, TX	Mar-26		5.85%	$46,803	$46,803	$—
Arbor Place (2)	Atlanta (Douglasville), GA	May-26		5.10%	81,615	81,615	—
Volusia Mall (3)	Daytona Beach, FL	Oct-26		4.56%	31,679	31,679	—
The Outlet Shoppes at Laredo	Laredo, TX	Nov-26		7.68%	29,305	—	29,305
West County Center (4)	Des Peres, MO	Dec-26		3.40%	136,366	136,366	—
CoolSprings Galleria	Nashville, TN	May-28		4.84%	131,427	131,427	—
Cross Creek Mall	Fayetteville, NC	Aug-30		6.86%	76,675	76,675	—
Oak Park Mall	Overland Park, KS	Oct-30		5.00%	241,615	241,615	—
2032 non-recourse bank loan (5)		Oct-30	Oct-32	7.72%	440,151	367,956	72,195
Secured lifestyle centers loan due 2032		Oct-30	Oct-31/Oct-32	7.78%	176,080	—	176,080
Gateway Mall	Lincoln, NE	Mar-31		6.46%	20,828	20,828	—
Northwoods Mall	North Charleston, SC	Apr-31		9.12%	42,842	42,842	—
Secured mall loan due 2031		Apr-31		7.40%	422,148	422,148	—
Fayette Mall	Lexington, KY	May-31		7.25%	97,093	97,093	—
Hamilton Place	Chattanooga, TN	Jun-31		6.85%	71,744	71,744	—
Hamilton Place open-air centers loan	Chattanooga, TN	Jun-32		5.85%	63,966	63,966	—
Total Consolidated Debt					$2,110,337	$1,832,757	$277,580
Weighted-average interest rate					6.58%	6.40%	7.77%

Plus CBL's Share Of Unconsolidated Affiliates' Debt:
Ambassador Town Center Infrastructure Improvements	Lafayette, LA	Mar-27		7.26%	$1,012	$1,012	$—
Mayfaire Town Center Element by Westin	Wilmington, NC	Jan-28		6.00%	9,148	—	9,148
Friendly Center	Greensboro, NC	May-28		6.44%	70,385	70,385	—
Coastal Grand Mall (6)	Myrtle Beach, SC	Aug-28		5.09%	36,568	36,568	—
Coastal Grand Crossing (6)	Myrtle Beach, SC	Aug-28		5.09%	1,765	1,765	—
The Outlet Shoppes at El Paso	El Paso, TX	Oct-28		5.10%	32,339	32,339	—
Ambassador Town Center	Lafayette, LA	Jun-29		4.35%	24,790	24,790	—
Hamilton Place Aloft Hotel	Chattanooga, TN	Jun-29		7.20%	6,941	6,941	—
Friendly Center Medical Office	Greensboro, NC	Jun-30		6.11%	1,665	1,665	—
The Pavilion at Port Orange	Port Orange, FL	Oct-30		5.93%	21,500	21,500	—
Coastal Grand Mall - Dick's Sporting Goods	Myrtle Beach, SC	Apr-31		6.17%	3,275	3,275	—
The Shoppes at Eagle Point	Cookeville, TN	May-32		5.40%	18,696	18,696	—
The Outlet Shoppes at Atlanta	Woodstock, GA	Oct-33		7.85%	39,665	39,665	—
The Outlet Shoppes of the Bluegrass	Simpsonville, KY	Nov-34		6.84%	42,128	42,128	—
Total Unconsolidated Debt					309,877	300,729	9,148

Plus Other Debt:
The Outlet Shoppes at Gettysburg (7)	Gettysburg, PA	Oct-25		4.80%	9,719	9,719	—
Jefferson Mall (8)	Louisville, KY	Jun-26		4.75%	48,647	48,647	—
Southpark Mall (9)	Colonial Heights, VA	Jun-26		4.85%	48,270	48,270	—
Total Other Debt					106,636	106,636	—

Less Noncontrolling Interests' Share Of Consolidated Debt:
The Outlet Shoppes at Laredo (35%)	Laredo, TX	Nov-26		7.68%	(10,257)	—	(10,257)
Hamilton Place (10%)	Chattanooga, TN	Jun-31		6.85%	(7,174)	(7,174)	—
Hamilton Place open-air centers loan (8% - 10%)	Chattanooga, TN	Jun-32		5.85%	(5,445)	(5,445)	—

Property	Location	Original Maturity Date	Optional Extended Maturity Date	Interest Rate	Balance as of September 30, 2026 (1)	Balance
						Fixed	Variable
					(22,876)	(12,619)	(10,257)

Company's Share Of Consolidated, Unconsolidated and Other Debt (10)					$2,503,974	$2,227,503	$276,471
Weighted-average interest rate					6.44%	6.28%	7.72%

Total Debt of Unconsolidated Affiliates:
Ambassador Town Center Infrastructure Improvements	Lafayette, LA	Mar-27		7.26%	$1,012	$1,012	$—
Mayfaire Town Center Element by Westin	Wilmington, NC	Jan-28		6.00%	18,669	—	18,669
Friendly Center	Greensboro, NC	May-28		6.44%	140,770	140,770	—
Coastal Grand Mall (6)	Myrtle Beach, SC	Aug-28		5.09%	73,137	73,137	—
Coastal Grand Crossing (6)	Myrtle Beach, SC	Aug-28		5.09%	3,529	3,529	—
The Outlet Shoppes at El Paso	El Paso, TX	Oct-28		5.10%	64,677	64,677	—
Ambassador Town Center	Lafayette, LA	Jun-29		4.35%	38,138	38,138	—
Hamilton Place Aloft Hotel	Chattanooga, TN	Jun-29		7.20%	13,883	13,883	—
Friendly Center Medical Office	Greensboro, NC	Jun-30		6.11%	6,658	6,658	—
The Pavilion at Port Orange	Port Orange, FL	Oct-30		5.93%	43,000	43,000	—
Coastal Grand Mall - Dick's Sporting Goods	Myrtle Beach, SC	Apr-31		6.17%	6,551	6,551	—
The Shoppes at Eagle Point	Cookeville, TN	May-32		5.40%	37,393	37,393	—
The Outlet Shoppes at Atlanta	Woodstock, GA	Oct-33		7.85%	79,330	79,330	—
The Outlet Shoppes of the Bluegrass	Simpsonville, KY	Nov-34		6.84%	64,813	64,813	—
					$591,560	$572,891	$18,669
Weighted-average interest rate					6.11%	6.12%	6.00%
(1)
See page 13 for debt discounts and unamortized deferred financing costs.
(2)
The loan is in maturity default. The Company intends to cooperate with the foreclosure or conveyance of the property in satisfaction of the debt.
(3)
Subsequent to September 30, 2026, the loan was modified, which extends the maturity through January 2027.
(4)
Subsequent to September 30, 2026, the Company closed on a new $135,000 non-recourse, five-year loan secured by West County Center. The loan bears a fixed interest rate of 7.398%. The previous loan had the cash flows of the property restricted under the terms of the previous loan agreement.
(5)
The interest rate is a fixed 7.70% for $367,956 of the outstanding loan balance through July 2030, with the remaining loan balance bearing a variable interest rate based on the 30-day SOFR plus 4.10%. The full principal balance will convert to a variable rate after July 2030. The Operating Partnership has an interest rate swap on a notional amount of $32,000 related to the variable portion of the loan to effectively fix the interest rate at 7.3975%.
(6)
In September 2025, the Company entered into a forbearance agreement that waived the previous default interest and extended the maturity date through August 2028. The forbearance agreement provides for default interest on the outstanding loan balance of 1%, 2% and 3% for each respective year of the forbearance agreement.
(7)
In October 2025, the loan entered default. In May 2026, the property was placed into receivership. The Company anticipates returning the property to the lender.
(8)
In January 2026, the Company was notified by the lender that the loan was in default. In February 2026, the property was placed into receivership in connection with the foreclosure process. The Company anticipates returning the property to the lender.
(9)
In July 2025, the loan entered default and the property was placed into receivership. The Company anticipates returning the property to the lender.
(10)
Subsequent to September 30, 2026 and after the closing of the new loan secured by West County Center, CBL owns interests in 10 assets (7 malls, 2 outlet centers and an open-air center) with a pro rata share debt balance of $565,729 which have 100% of the cash flows from such properties restricted under the terms of the respective loan agreements. Of this amount, $535,197 of pro rata debt relates to malls, $28,767 relates to outlet centers and $1,765 relates to an open-air center. These loans are non-recourse to CBL. The restricted cash can only be used to pay the respective property’s real estate and insurance costs, debt service, operating expenses, and fund escrow accounts for capital expenditures and tenant allowances. Additionally, CBL receives management fees from the property cash flows. For the nine months ended September 30, 2026, CBL’s pro rata share of same-center NOI was $284,989, of which same-center NOI from cash trapped properties made up $37,117, with $34,635 relating to malls, $2,142 relating to outlet centers and $340 relating to an open-air center. For the nine months ended September 30, 2025, CBL’s pro rata share of same-center NOI was $277,634, of which same-center NOI from cash trapped properties made up $42,983, with $40,203 relating to malls, $2,449 relating to outlet centers and $331 relating to an open-air center.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Schedule of Maturities of Mortgage and Other Indebtedness

(Dollars in thousands)

Based on Maturity Dates As Though All Extension Options Available Have Been Exercised:

Year	Consolidated Debt	CBL's Share of Unconsolidated Affiliates' Debt	Other Debt (1)	Noncontrolling Interests' Share of Consolidated Debt	CBL's Share of Consolidated, Unconsolidated and Other Debt	% of Total	Weighted Average Interest Rate
2025	$—	$—	$9,719	$—	$9,719	0.39%	4.80%
2026	325,768	—	96,917	(10,257)	412,428	16.47%	4.63%
2027	—	1,012	—	—	1,012	0.04%	7.26%
2028	131,427	150,205	—	—	281,632	11.25%	5.34%
2029	—	31,731	—	—	31,731	1.27%	4.97%
2030	318,290	23,165	—	—	341,455	13.64%	5.48%
2031	654,655	3,275	—	(7,174)	650,756	25.99%	7.40%
2032	680,197	18,696	—	(5,445)	693,448	27.69%	7.51%
2033	—	39,665	—	—	39,665	1.58%	7.85%
2034	—	42,128	—	—	42,128	1.68%	6.84%
Total	$2,110,337	$309,877	$106,636	$(22,876)	$2,503,974	100.00%	6.44%

Based on Original Maturity Dates:
Year	Consolidated Debt	CBL's Share of Unconsolidated Affiliates' Debt	Other Debt (1)	Noncontrolling Interests' Share of Consolidated Debt	CBL's Share of Consolidated, Unconsolidated and Other Debt	% of Total	Weighted Average Interest Rate
2025	$—	$—	$9,719	$—	$9,719	0.39%	4.80%
2026	325,768	—	96,917	(10,257)	412,428	16.47%	4.63%
2027	—	1,012	—	—	1,012	0.04%	7.26%
2028	131,427	150,205	—	—	281,632	11.24%	5.34%
2029	—	31,731	—	—	31,731	1.27%	4.97%
2030	934,521	23,165	—	—	957,686	38.26%	6.93%
2031	654,655	3,275	—	(7,174)	650,756	25.99%	7.40%
2032	63,966	18,696	—	(5,445)	77,217	3.08%	5.74%
2033	—	39,665	—	—	39,665	1.58%	7.85%
2034	—	42,128	—	—	42,128	1.68%	6.84%
Total	$2,110,337	$309,877	$106,636	$(22,876)	$2,503,974	100.00%	6.44%

(1)
During the year ended December 31, 2025, the Company deconsolidated Southpark Mall due to a loss of control when the property was placed into receivership in connection with the foreclosure process. In January 2026, the Company was notified by the lender that the loan secured by Jefferson Mall was in default. In February 2026, the Company deconsolidated Jefferson Mall when it was placed into receivership in connection with the foreclosure process. In October 2025, The Outlet Shoppes at Gettysburg entered into maturity default. In May 2026, the Company deconsolidated The Outlet Shoppes at Gettysburg when it was placed into receivership in connection with the foreclosure process.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Operating Metrics by Collateral Pool

Basis of Presentation

The tables below provide certain property level financial information by property type and by categories based on the debt supported. The property types include Malls, Lifestyle Centers, Outlet Centers, Open-Air Centers, Outparcels and Other, each as defined below:

Malls: The Malls are enclosed large regional shopping centers, generally anchored by two or more anchors or junior anchors, a wide variety of in-line retail stores, restaurants and non-retail tenants.

Lifestyle Centers: The Lifestyle Centers are large open-air centers, generally anchored by one or more anchors, which can include traditional department store anchors, grocers, or other non-traditional anchors and/or junior anchors, a wide variety of in-line and retail stores, restaurants, and/or non-retail tenants.

Outlet Centers: The Outlet Centers are open-air centers, generally anchored by one or more discount or off-price junior anchors and a wide variety of brand name off-price or discount in-line stores.

Open-Air Centers: The Open-Air Centers are designed to attract local and regional customers. They are typically anchored by a combination of supermarkets, value-priced stores, big-box retailers or may also feature traditional department stores. Open-Air Centers also feature a selection of shops that may include traditional retail stores, services or convenience offerings. Open-Air Centers may be located adjacent to CBL’s existing Malls or Lifestyle Centers.

Outparcels: The outparcels are subdivided improved parcels of land located at or adjacent to our Malls, Lifestyle Centers, Outlet Centers or Open-Air Centers. The outparcels are generally single-tenant or multi-tenant buildings that are either structured on a ground lease or building lease.

Other: Other includes other non-retail property types such as office, hotels or vacant land.

The information provided in the tables below, including historic operational and financial information, is for properties owned as of September 30, 2026, as listed on the Property List table. Information is provided on a “same-center” basis and any properties or interests in properties acquired or disposed of prior to September 30, 2026, were assumed to have been acquired or disposed for all periods presented. Properties excluded from the same-center pool that would otherwise meet these criteria are categorized as excluded properties. We exclude properties which are under major redevelopment or are being considered for repositioning, and where we are working or intend to work with the lender on a restructure of the terms of the loan secured by the property or convey the secured property to the lender (“Excluded Properties”).

Net Operating Income (NOI) and other financial information included in the presentation is reflected based on CBL’s share of ownership.

NOI is a supplemental non-GAAP measure of the operating performance of our shopping centers and other properties. We define NOI as property operating revenues (rental revenues and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs). NOI excludes straight-line rents, above/below market lease rates, landlord inducement write-offs, lease buyouts and management fees.

Due to the exclusions noted above, NOI should only be used as a supplemental measure of our performance and not as an alternative to GAAP operating income (loss) or net income (loss).

Interest is calculated on a GAAP basis including amortization of deferred financing costs and accretion of debt discounts.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Property List:

Property	Location	Sales Per Square Foot for the Trailing Twelve Months Ended (1)		In-Line Occupancy (2)
		September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
CONSOLIDATED UNENCUMBERED
Malls:
Dakota Square Mall	Minot, ND
Meridian Mall	Lansing, MI
Mid Rivers Mall	St. Peters, MO
Northgate Mall	Chattanooga, TN
Northpark Mall	Joplin, MO
Parkway Place	Huntsville, AL
South County Center	St. Louis, MO
St. Clair Square	Fairview Heights, IL
Stroud Mall	Stroudsburg, PA
Total Malls		$343	$334	81.7%	84.4%

Outparcels and Other		N/A	N/A	95.3%	91.8%

Total Consolidated Unencumbered		$343	$334	83.0%	85.0%

JOINT VENTURE ASSETS
Malls:
Coastal Grand Mall	Myrtle Beach, SC
Governor's Square	Clarksville, TN
Kentucky Oaks Mall	Paducah, KY
Total Malls		$390	$386	90.2%	90.3%

Outlet Centers:
The Outlet Shoppes at Atlanta	Woodstock, GA
The Outlet Shoppes at El Paso	El Paso, TX
The Outlet Shoppes of the Bluegrass	Simpsonville, KY
Total Outlet Centers		$489	$473	95.6%	94.9%

Lifestyle Centers:
Friendly Center and The Shops at Friendly	Greensboro, NC	$679	$626	96.2%	95.1%

Open-Air Centers:
Ambassador Town Center	Lafayette, LA
Coastal Grand Crossing	Myrtle Beach, SC
Governor's Square Plaza	Clarksville, TN
The Pavilion at Port Orange	Port Orange, FL
The Shoppes at Eagle Point	Cookeville, TN
Total Open-Air Centers		N/A	N/A	96.7%	92.6%

Total Joint Venture Assets		$501	$480	94.7%	93.2%

CONSOLIDATED ENCUMBERED ASSETS
Malls:
CherryVale Mall	Rockford, IL
CoolSprings Galleria	Nashville, TN
Cross Creek Mall	Fayetteville, NC
East Towne Mall	Madison, WI
Fayette Mall	Lexington, KY
Frontier Mall	Cheyenne, WY
Hamilton Place	Chattanooga, TN
Hanes Mall	Winston-Salem, NC
Kirkwood Mall	Bismarck, ND
Mall del Norte	Laredo, TX
Northwoods Mall	North Charleston, SC
Oak Park Mall	Overland Park, KS

Property	Location	Sales Per Square Foot for the Trailing Twelve Months Ended (1)		In-Line Occupancy (2)
		September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Post Oak Mall	College Station, TX
Richland Mall	Waco, TX
Sunrise Mall	Brownsville, TX
Turtle Creek Mall	Hattiesburg, MS
Valley View Mall	Roanoke, VA
West County Center	Des Peres, MO
West Towne Mall	Madison, WI
Westmoreland Mall	Greensburg, PA
Total Malls		$481	$467	91.9%	91.3%

Outlet Centers:
The Outlet Shoppes at Laredo	Laredo, TX	$352	$334	88.1%	85.5%

Lifestyle Centers:
Mayfaire Town Center	Wilmington, NC
Pearland Town Center	Pearland, TX
Southaven Towne Center	Southaven, MS
Total Lifestyle Centers		$436	$419	92.5%	91.9%

Open-Air Centers:
Alamance Crossing West	Burlington, NC
CoolSprings Crossing	Nashville, TN
Courtyard at Hickory Hollow	Nashville, TN
Frontier Square	Cheyenne, WY
Gunbarrel Pointe	Chattanooga, TN
Hamilton Corner	Chattanooga, TN
Hamilton Crossing	Chattanooga, TN
Harford Annex	Bel Air, MD
The Landing at Arbor Place	Atlanta (Douglasville), GA
The Plaza at Fayette	Lexington, KY
The Shoppes at Hamilton Place	Chattanooga, TN
The Shoppes at St. Clair Square	Fairview Heights, IL
Sunrise Commons	Brownsville, TX
The Terrace	Chattanooga, TN
West Towne Crossing	Madison, WI
WestGate Crossing	Spartanburg, SC
Westmoreland Crossing	Greensburg, PA
Total Open-Air Centers		N/A	N/A	92.8%	95.2%

Outparcels		N/A	N/A	99.2%	96.1%

Total Consolidated Encumbered Assets		$471	$457	92.3%	92.2%

Total Same-Center Portfolio		$463	$447	91.5%	91.3%

ACQUIRED PROPERTIES
Ashland Town Center (3)	Ashland, KY
Gateway Mall (4)	Lincoln, NE
Mesa Mall (3)	Grand Junction, CO
Paddock Mall (3)	Ocala, FL
Southgate Mall (3)	Missoula, MT
Total Acquired Properties		$422	$417	91.7%	N/A

Total Portfolio		$460	$445	91.5%	90.2%

EXCLUDED PROPERTIES
Arbor Place	Atlanta (Douglasville), GA
Brookfield Square	Brookfield, WI
Eastland Mall	Bloomington, IL
Harford Mall	Bel Air, MD
Jefferson Mall	Louisville, KY
Laurel Park Place	Livonia, MI
Old Hickory Mall	Jackson, TN
The Outlet Shoppes at Gettysburg	Gettysburg, PA

Property	Location	Sales Per Square Foot for the Trailing Twelve Months Ended (1)		In-Line Occupancy (2)
		September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Parkdale Crossing	Beaumont, TX
Parkdale Mall	Beaumont, TX
Southpark Mall	Colonial Heights, VA
Volusia Mall	Daytona Beach, FL
York Galleria	York, PA
Total Excluded Properties		N/A	N/A	N/A	N/A
(1)
Represents same-center sales per square foot for tenants 10,000 square feet or less for malls, outlet centers and lifestyle centers. Sales are reported on a whole property basis. Sales for unencumbered portions or outparcels of a property with reporting tenants under 10,000 square feet are reflected with the sales of the main property.
(2)
Includes occupancy metrics for stores with gross leasable area under 20,000 square feet for unencumbered portions or outparcels of a property.
(3)
The property is encumbered by the 2032 non-recourse bank loan (consolidated encumbered assets - malls), but has not yet met the same-center criteria. Sales information is included for the prior-year period, but prior-year occupancy information was unavailable.
(4)
The property is encumbered (consolidated encumbered assets - malls), but has not yet met the same-center criteria. Sales information is included for the prior-year period, but prior-year occupancy information was unavailable.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Operating Metrics - Nine Months Ended September 30, 2026 at CBL Share
(Dollars in thousands)
	NOI	Capital Expenditures	Redevelopment	Unleveraged Cash Flow	Interest Expense	Non-Cash Interest Expense (1)	Amortization	Cash Flow
CONSOLIDATED UNENCUMBERED
Malls	$27,065	$(3,263)	$-	$23,802	$-	$-	$-	$23,802
Outlet Centers	(24)	-	-	(24)	-	-	-	(24)
Outparcels	537	-	-	537	-	-	-	537
Other	1,771	(851)	-	920	-	-	-	920
Term Loan Debt Service (2)	-	-	-	-	(159)	2	(242)	(399)
Total Consolidated Unencumbered	29,349	(4,114)	-	25,235	(159)	2	(242)	24,836

JOINT VENTURE ASSETS
Malls	12,309	(3,943)	-	8,366	(1,804)	136	(3,224)	3,474
Outlet Centers	14,080	(2,913)	-	11,167	(6,083)	282	(908)	4,458
Lifestyle Centers	10,263	(1,136)	-	9,127	(3,586)	124	(879)	4,786
Open-Air Centers	7,399	(306)	-	7,093	(2,727)	99	(941)	3,524
Outparcels	217	-	-	217	-	-	-	217
Other	410	(35)	-	375	(434)	4	(1,890)	(1,945)
Total Joint Venture Assets	44,678	(8,333)	-	36,345	(14,634)	645	(7,842)	14,514

CONSOLIDATED ENCUMBERED ASSETS
Malls	155,146	(31,820)	-	123,326	(67,645)	16,623	(19,880)	52,424
Outlet Centers	1,830	(338)	-	1,492	(1,277)	106	(1,349)	(1,028)
Lifestyle Centers	18,465	(2,438)	-	16,027	(7,246)	561	-	9,342
Open-Air Centers	21,427	(1,851)	-	19,576	(11,728)	335	(1,868)	6,315
Outparcels	12,962	(128)	-	12,834	(9,026)	272	(1,284)	2,796
Other	1,132	-	-	1,132	-	-	-	1,132
Term Loan Debt Service (2)	-	-	-	-	(8,189)	82	(12,471)	(20,578)
Total Consolidated Encumbered Assets	210,962	(36,575)	-	174,387	(105,111)	17,979	(36,852)	50,403

Total Same-Center	284,989	(49,022)	-	235,967	(119,904)	18,626	(44,936)	89,753

Not same-center	50,454	(3,719)	-	46,735	(45,271)	28,031	(9,017)	20,478

Total Portfolio	$335,443	$(52,741)	$-	$282,702	$(165,175)	$46,657	$(53,953)	$110,231
(1)
Non-cash interest expense consists of the accretion of debt discounts, amortization of deferred financing costs and default interest.
(2)
Properties that were previously encumbered by the secured term loan are now primarily encumbered by the secured mall loan due 2031 and the secured lifestyle centers loan due 2032, but one property is now unencumbered.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Operating Metrics - Nine Months Ended September 30, 2025 at CBL Share
(Dollars in thousands)
	NOI	Capital Expenditures	Redevelopment	Unleveraged Cash Flow	Interest Expense	Non-Cash Interest Expense (1)	Amortization	Cash Flow
CONSOLIDATED UNENCUMBERED
Malls	$29,895	$(4,994)	$-	$24,901	$-	$-	$-	$24,901
Outlet Centers	(21)	-	-	(21)	-	-	-	(21)
Outparcels	578	-	-	578	-	-	-	578
Other	1,791	(199)	-	1,592	-	-	-	1,592
Term Loan Debt Service (2)	-	-	-	-	(701)	6	(564)	(1,259)
Total Consolidated Unencumbered	32,243	(5,193)	-	27,050	(701)	6	(564)	25,791

JOINT VENTURE ASSETS
Malls	11,373	(3,505)	-	7,868	(1,140)	(554)	(5,170)	1,004
Outlet Centers	13,449	(409)	-	13,040	(6,147)	287	(857)	6,323
Lifestyle Centers	9,414	(1,550)	(2,151)	5,713	(3,641)	124	(825)	1,371
Open-Air Centers	7,331	(601)	-	6,730	(2,955)	40	(2,798)	1,017
Outparcels	308	-	-	308	-	-	-	308
Other	601	(13)	-	588	(396)	4	(1,661)	(1,465)
Total Joint Venture Assets	42,476	(6,078)	(2,151)	34,247	(14,279)	(99)	(11,311)	8,558

CONSOLIDATED ENCUMBERED ASSETS
Malls	149,490	(17,764)	-	131,726	(49,336)	18,978	(24,919)	76,449
Outlet Centers	1,748	(56)	-	1,692	(1,397)	72	(650)	(283)
Lifestyle Centers	17,674	(5,112)	-	12,562	-	-	-	12,562
Open-Air Centers	20,614	(2,891)	-	17,723	(11,970)	689	(184)	6,258
Outparcels	12,732	(223)	-	12,509	(9,226)	611	-	3,894
Other	657	-	-	657	-	-	-	657
Term Loan Debt Service (2)	-	-	-	-	(36,135)	292	(29,073)	(64,916)
Total Consolidated Encumbered Assets	202,915	(26,046)	-	176,869	(108,064)	20,642	(54,826)	34,621

Total Same-Center	277,634	(37,317)	(2,151)	238,166	(123,044)	20,549	(66,701)	68,970

Not same-center	49,054	(3,795)	(4,090)	41,169	(27,115)	10,156	(15,220)	8,990
Term Loan Debt Service (2)	-	-	-	-	(268)	2	(238)	(504)

Total Portfolio	$326,688	$(41,112)	$(6,241)	$279,335	$(150,427)	$30,707	$(82,159)	$77,456
(1)
Non-cash interest expense consists of the accretion of debt discounts, amortization of deferred financing costs and default interest.
(2)
Properties that were previously encumbered by the secured term loan are now primarily encumbered by the secured mall loan due 2031 and the secured lifestyle centers loan due 2032, but one property was sold and one property is now unencumbered.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet

Property Type	Square Feet	Prior Gross Rent PSF	New Initial Gross Rent PSF	% Change Initial	New Average Gross Rent PSF	% Change Average
Three Months Ended September 30, 2026:
All Property Types (1)	460,268	$40.12	$41.54	3.5%	$42.83	6.8%
Malls, Lifestyle Centers & Outlet Centers (2)	434,062	40.87	41.78	2.2%	43.02	5.3%
New leases (2)	49,215	46.78	53.54	14.5%	59.43	27.0%
Renewal leases (2)	384,847	40.11	40.27	0.4%	40.92	2.0%
Open-air Centers	17,598	29.48	33.38	13.2%	35.20	19.4%
Nine Months Ended September 30, 2026:
All Property Types (1)	1,417,004	$40.79	$42.29	3.7%	$43.77	7.3%
Malls, Lifestyle Centers & Outlet Centers (2)	1,329,728	41.30	42.49	2.9%	43.97	6.5%
New leases (2)	180,394	39.28	49.26	25.4%	53.77	36.9%
Renewal leases (2)	1,149,334	41.61	41.43	(0.4)%	42.43	2.0%
Open-air Centers	65,839	34.27	39.08	14.0%	40.44	18.0%
(1)
Includes malls, lifestyle centers, outlet centers, open-air centers and other.
(2)
The change is primarily driven by malls.

Total Leasing Activity:		Average Annual Base Rents Per Square Foot (1) By Property Type For Small Shop Space Less Than 10,000 Square Feet:
	Square Feet
Three Months Ended September 30, 2026:
Operating portfolio:			As of September 30,	As of September 30,
New leases	169,248		2026	2025
Renewal leases	764,535	Same-center Malls, Lifestyle & Outlet Centers	$32.26	$32.33
Total leased	933,783	Total Malls	32.02	31.63
		Total Lifestyle Centers	33.05	32.92
Nine Months Ended September 30, 2026:		Total Outlet Centers	32.50	30.40
Operating portfolio:		Total Malls, Lifestyle & Outlet Centers	32.21	31.62
New leases	578,482	Open-Air Centers	16.08	16.11
Renewal leases	2,194,411	Other	22.18	21.96
Total leased	2,772,893

(1)
Average annual base rents per square foot are based on contractual rents in effect as of September 30, 2026, including the impact of any rent concessions. Average base rents for open-air centers and office buildings include all leased space, regardless of size.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet

For the Nine Months Ended September 30, 2026 Based on Commencement Date

	Number of Leases	Square Feet	Term (in years)	Initial Rent PSF	Average Rent PSF	Expiring Rent PSF	Initial Rent Spread		Average Rent Spread
Commencement 2026:
New	86	227,068	7.39	$47.30	$51.59	$36.66	$10.64	29.0%	$14.93	40.7%
Renewal	517	1,554,554	3.06	42.60	43.78	42.66	(0.06)	(0.1)%	1.12	2.6%
Commencement 2026 Total	603	1,781,622	3.68	43.20	44.77	41.89	1.31	3.1%	2.88	6.9%

Commencement 2027:
New	21	60,307	8.77	51.93	56.77	40.60	11.33	27.9%	16.17	39.8%
Renewal	136	401,881	2.98	39.00	39.87	37.82	1.18	3.1%	2.05	5.4%
Commencement 2027 Total	157	462,188	3.76	40.69	42.08	38.19	2.50	6.5%	3.89	10.2%

Total 2026/2027	760	2,243,810	3.69	$42.68	$44.22	$41.13	$1.55	3.8%	$3.09	7.5%

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Top 25 Tenants Based On Percentage Of Total Annualized Revenues

	Tenant	Number of Stores	Square Feet	Percentage of Total Revenues (1)
1	Signet Group, PLC (2)	102	147,968	2.58%
2	Victoria's Secret & Co.	45	371,601	2.56%
3	American Eagle Outfitters, Inc.	59	359,142	2.54%
4	Dick's Sporting Goods, Inc. (3)	21	1,382,702	2.15%
5	Pentland Group (4)	58	362,356	2.12%
6	Foot Locker, Inc.	55	290,267	1.97%
7	Bath & Body Works, Inc.	51	218,322	1.75%
8	Genesco Inc. (5)	68	139,156	1.45%
9	Knitwell Group (6)	74	333,806	1.41%
10	The Buckle, Inc.	33	173,161	1.25%
11	Luxottica Group S.P.A. (7)	67	141,328	1.13%
12	Catalyst Brands (8)	60	3,076,123	1.13%
13	The Gap Inc.	38	461,877	1.11%
14	Sycamore Partners (9)	88	207,841	1.03%
15	Abercombie & Fitch, Co.	28	190,727	0.99%
16	Barnes & Noble Booksellers, Inc.	18	472,075	0.98%
17	The TJX Companies, Inc. (10)	16	462,987	0.89%
18	Cinemark Corp.	7	354,786	0.88%
19	H & M Hennes & Mauritz AB	33	698,112	0.81%
20	Spencer Spirit Holdings, Inc.	41	95,616	0.79%
21	Shoe Show, Inc.	25	317,408	0.75%
22	GoTo Foods (11)	59	39,492	0.75%
23	Ulta Salon, Cosmetics & Fragrance, Inc.	21	215,059	0.73%
24	Ames Watson, LLC (12)	92	118,823	0.68%
25	Deichmann Schuhe (13)	19	120,711	0.62%
		1,178	10,751,446	33.05%
(1)
Includes the Company's proportionate share of total revenues from consolidated and unconsolidated affiliates based on the ownership percentage in the respective joint venture and any other applicable terms.
(2)
Signet Group, PLC. operates Banter by Piercing Pagoda, Jared The Galleria of Jewelry, Jared Vault, Kay Jewelers and Zales Jewelers.
(3)
Dick's Sporting Goods, Inc. operates Dick's Sporting Goods and Dick's House of Sports.
(4)
Pentland Group operates Finish Line, City Gear, Hibbett Sports, JD Sports and Sports Additions.
(5)
Genesco Inc. operates Johnston & Murphy, Journeys, Journeys Kidz and Underground by Journeys.
(6)
Knitwell Group operates Talbots, LOFT, Chico's, Ann Taylor, White House Black Market, Lane Bryant and Soma.
(7)
Luxottica Group S.P.A. operates LensCrafters, Oakley, Oakley Vault, Pearle Vision and Sunglass Hut.
(8)
Catalyst Brands operates Aeropostale, Brooks Brothers, Nautica, Lucky Brand and JCPenney.
(9)
Sycamore Partners operates Hot Topic, Torrid and Box Lunch.
(10)
The TJX Companies, Inc. operates T.J. Maxx, Marshalls and HomeGoods.
(11)
GoTo Foods operates Cinnabon, Auntie Anne's, Moe's Southwest Grill, McAlister's Deli, Schlotzsky's and Jamba.
(12)
Ames Watson, LLC operates Lids, Lid's Locker Room and Claire's.
(13)
Deichmann Schuhe operates Rack Room Shoes.

Capital Expenditures

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Tenant allowances (1)	$11,865	$5,653	$20,900	$15,523
Renovations	104	—	133	—
Maintenance capital expenditures: (2)
Parking lot and parking lot lighting	3,438	2,836	6,808	5,892
Roof replacements	3,725	772	4,811	3,652
Other capital expenditures	6,022	7,070	20,089	16,045
Total maintenance capital expenditures	13,185	10,678	31,708	25,589
Total capital expenditures	$25,154	$16,331	$52,741	$41,112
(1)
Tenant allowances, sometimes made to third-generation tenants, are recovered through minimum rents from the tenants over the term of the lease.
(2)
The capital expenditures incurred for maintenance such as parking lot repairs, parking lot lighting and roofs are classified as maintenance capital expenditures.